Exhibit 10.3

March 28, 2017

Mr. Arthur Higgins
c/o Depomed, Inc.

7999 Gateway Boulevard, Suite 300

Newark, CA 94560

Dear Arthur:

On behalf of the Board of Directors, I am very pleased to extend to you this offer to become the President and Chief Executive Officer of Depomed, Inc. (“Depomed” or the “Company”).  Your start date will be March 28, 2017 and you will be based at the Company’s offices in Newark, California, subject to customary travel.

Your initial rate of pay as President and Chief Executive Officer will be $800,000 per year.  Your salary will be reviewed periodically, consistent with the Company’s compensation policies.

In connection with your appointment as President and Chief Executive Officer, the Compensation Committee of the Board of Directors will approve the grant to you of (i) an option to purchase shares of common stock with a value (as determined by the Compensation Committee in accordance with its standard procedures) of $1,750,000 (the “Option”) on the grant date, with an exercise price equal to the closing sale price of the common stock on the Nasdaq Global Market on the grant date (which will be no later than the end of the week in which your start date occurs) and vesting 12 and one-half  percent on the date that is six months following your start date and in equal monthly installments thereafter over the next forty-two months, such that the Option will be fully vested and exercisable on the anniversary of your start date in 2021, and (ii) restricted stock units (“RSUs”) with a value (as determined by the Compensation Committee in accordance with its standard procedures) of $1,750,000 on the grant date, with the RSUs vesting in four equal installments on December 1 of each year following your start date.  The Option and RSUs will be subject to the terms and conditions set forth in the Company’s Amended and Restated 2014 Omnibus Incentive Plan, the applicable award documents and the Management Continuity Agreement to be entered into between you and Depomed (the “Management Continuity Agreement”).

You will also be entitled to participate in Depomed’s annual bonus plan, with a bonus target of 100 percent of your base salary, subject to the achievement of corporate and personal goals determined by the Compensation Committee in consultation with you.  The annual bonus will be pro-rated for any partial year of employment.

In addition, the Company will reimburse you for reasonable out-of-pocket relocation expenses incurred by you in connection with your relocation to the San Francisco Bay Area; provided you provide receipts or other appropriate documentation of such expenses to the Company no later than 60 days following incurring such expenses; provided, further; that you will only be eligible to receive such reimbursement if you relocate to the San Francisco Bay Area within twelve (12) months of your start date.

You will also participate in the Company’s benefits package applicable to executive officers, subject to the terms and conditions of each benefit plan as in effect from time-to-time.  Your will be entitled to four (4) weeks of vacation annual in accordance with Company policy, prorated for partial years of employment.

You may continue your existing board memberships, but may not join any additional boards without consent of the Board of Directors, provided that you agree to resign from the board of directors of Endo International plc on or before March 31, 2017.  Notwithstanding your existing and approved board memberships, you agree to devote your full time, attention and energy to the business of the Company.

You may continue to provide consulting or other similar services under agreements or arrangements that are in effect as of the date hereof; provided that (i) such consulting services shall not interfere with your obligations to the Company and (ii) that if you are CEO of Depomed at the end of 2017 you will end such arrangements if instructed to do so by the Board.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated without any liability to the Company.  You agree that you will immediately resign from your position on the Board if your employment with the Company terminates for any reason.

If you have not already done so, please disclose to the Company any agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.  The Company understands that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.  You agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

All our employees are required to sign an Employee Confidentiality and Invention Assignment Agreement.  You will be expected to enter into our standard Employee Confidentiality and Invention Assignment Agreement upon the commencement of your employment.

This offer will expire at 7 p.m. local time on March 28, 2017.  If you elect to accept this offer, please sign and return one copy of this letter to the Company’s general counsel by facsimile ((510) 744-8001) or pdf.

On behalf of the Board of Directors,

/s/ James P. Fogarty
James P. Fogarty Chairman of the Board of Directors Date: March 28, 2017

This letter correctly sets forth our agreement:

/s/ Arthur Higgins
Arthur Higgins Date: March 28, 2017